
    INTERNATIONAL LEASE FINANCE CORPORATION AND SUBSIDIARIES
                   COMPUTATION OF RATIOS
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1995 AND SEPTEMBER 30, 1994
                  (DOLLARS IN THOUSANDS)

                                                1995           1994
                                              --------       --------
                                                    (Unaudited)
Earnings:
  Net Income                                $  148,066      $ 153,418
Add:
  Provision for income taxes                    90,226         89,559
    Fixed charges                              437,349        300,118
  Less:
    Capitalized interest                        38,985         31,772
                                              --------       --------
  Earnings as adjusted (A)                  $  636,656      $ 511,323
                                              ========       ========

Preferred dividend requirements             $    9,633      $   5,095
Ratio of income before provision
    for income taxes to net income                 161%           158%
                                              --------       --------
  Preferred dividend factor on pretax
    basis                                       15,509          8,050
                                              --------       --------
Fixed Charges:
    Interest expense                           398,364        268,346
    Capitalized interest                        38,985         31,772
                                              --------       --------
    Fixed charges as adjusted (B)              437,349        300,118
                                              --------       --------

Fixed charges and preferred stock
    dividends (C)                           $  452,858      $ 308,168
                                              ========       ========

Ratio of earnings to fixed charges
    (A) divided by (B)                           1.46x          1.70x
                                                 ====           ====

Ratio of earnings to fixed charges
    and preferred stock dividends
    (A) divided by (C)                           1.41x          1.66x
                                                 ====           ====

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